EXHIBIT 107

CALCULATION OF FILING FEE TABLE

Form S-3

(Form Type)

VolitionRx Limited

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)(2)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price(3)	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common stock, par value $0.001 per share	—	—	—	—	—	—
	Other	Warrants	—	—	—	—	—	—
	Other	Units(4)	—	—	—	—	—	—
	Unallocated (Universal) Shelf	—	457(o)	—	—	$100,000,000	0.00015310	$15,310
Fees Previously Paid	—	—	—	—	—	—	—	—
Carry Forward Securities
Carry Forward Securities	Unallocated (Universal) Shelf	—	Rule 415(a)(6)	(5)	(5)	$39,975,771.57(5)			S-3	333-259783	November 8, 2021	$4,361.36
	Total Offering Amounts					$100,000,000		$15,310
	Total Fees Previously Paid							—
	Total Fee Offsets							$4,361.36
	Net Fee Due							$10,948.64

(1)

In accordance with Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the securities being registered hereunder shall be deemed to include an indeterminate number of shares of common stock, warrants, and units to be issued or issuable with respect to the securities registered hereunder as a result of any stock splits, stock dividends or similar transactions.

(2)

Pursuant to Instruction 2.A.iii.b. of Item 16(b) of Form S-3, this information is not specified as to each class of securities to be registered. There is being registered hereby such indeterminate number of the securities of each identified class as may from time to time be issued at indeterminate prices. Securities registered hereunder may be sold separately, or in combination with other securities registered hereunder.

(3)

The proposed maximum aggregate offering price has been estimated solely to calculate the registration fee in accordance with Rule 457(o) under the Securities Act. In no event will the aggregate offering price of all securities issued from time to time pursuant to this registration statement exceed $100,000,000.

(4)	Each unit will be issued under a unit agreement and will represent an interest in two or more equity securities, which may or may not be separable from one another.

(5)

Pursuant to Rule 415(a)(6) under the Securities Act, this registration statement includes $39,975,771.57 aggregate principal offering price of unsold securities (the “Unsold Securities”) that were previously registered for sale under a Registration Statement initially filed on September 24, 2021 on Form S-3 (File No. 333-259783) and declared effective on November 8, 2021 (the “Prior Registration Statement”). The Prior Registration Statement registered securities for a proposed maximum aggregate offering price of $100,000,000, $60,024,228.44 of which have been sold. The Registrant previously paid at various times filing fees in the aggregate of $4,361.36 relating to the Unsold Securities. Pursuant to Rule 415(a)(6) under the Securities Act, the filing fees previously paid with respect to the Unsold Securities will continue to be applied to such Unsold Securities. Pursuant to Rule 415(a)(6) under the Securities Act, the offering of Unsold Securities under the Prior Registration Statement will be deemed terminated as of the date of effectiveness of this registration statement.